                                                Filed Pursuant to Rule 424(b)(3)
Prospectus Supplement No. 4                           Registration No. 333-69744
dated November 20, 2001                                      Cusip No. 501242AJ0
(to Prospectus dated October 4, 2001)


                                  $125,000,000

                       KULICKE AND SOFFA INDUSTRIES, INC.

               5 1/4% Convertible Subordinated Notes due 2006 and
             the Common Stock issuable upon conversion of the Notes

                              -------------------

          The following table supplements and amends the information set forth on pages 31 to 33 in the prospectus under Selling Securityholders with respect to the selling securityholders and the principal amount of notes beneficially owned by such selling securityholders that may be offered and sold pursuant to the prospectus dated October 4, 2001. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus.

-------------------------------------------------------------------------------------------------------------------------------
                              Principal Amount                          Number of              Number of          Percentage
                               At Maturity of                           Shares of              Shares of           of Common
                             Notes Beneficially     Percentage         Common Stock           Common Stock          Stock
                               Owned that May        of Notes          Owned Prior              that May          Outstanding
           Name                   Be Sold           Outstanding      to the Offering          Be Sold (1)             (2)

-------------------------------------------------------------------------------------------------------------------------------
Bancroft Convertible
 Fund, Inc.                     $  250,000               *                 12,660                 12,660               *
-------------------------------------------------------------------------------------------------------------------------------
Canyon Capital Arbitrage           200,000               *                 10,128                 10,128               *
 Master Hedge Fund, LTD.
-------------------------------------------------------------------------------------------------------------------------------
Canyon MAC 18 LTD. (RMF)            50,000               *                  2,532                  2,532               *
-------------------------------------------------------------------------------------------------------------------------------
Canyon Value Realization         1,100,000               *                 55,704                 55,704               *
 Fund (Cayman), LTD.
-------------------------------------------------------------------------------------------------------------------------------
Deutsche Bank AG London            500,000               *                 25,320                 25,320               *
-------------------------------------------------------------------------------------------------------------------------------
Ellsworth Convertible
 Growth and Income Fund, Inc.      250,000               *                 12,660                 12,660               *
-------------------------------------------------------------------------------------------------------------------------------
Value Realization Fund,            850,000               *                 43,044                 43,044               *
 L.P.
-------------------------------------------------------------------------------------------------------------------------------

* Less than 1%

(1)  Assumes conversion of all of the holder's notes at a conversion ratio of
     50.6401 shares per $1,000 principal amount of notes. However, this conversion ratio will be subject to further adjustment as described under "Description of Notes-Conversion of Notes." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 49,034,316 shares of common stock outstanding as of September 14, 2001. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.

     Because the selling securityholders listed above and in the prospectus under the caption Selling Securityholders may, pursuant to the prospectus, as supplemented, offer all or some portion of the notes, no estimate can be given as to the amount of notes that will be held by the selling securityholders upon termination of any such sales.

     Furthermore, the selling securityholders identified in the table set forth in the prospectus under the caption Selling Securityholders may have sold, transferred or otherwise disposed of all or a portion of their notes or common stock since the date on which they provided us with information regarding their notes or common stock, and we have not made any independent inquiries as to the foregoing.

     Unless otherwise noted, all information provided in this prospectus supplement is as of November 20, 2001.


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